Exhibit 30

                              DATED 3rd March 2004






                            PACIFIC CENTURY REGIONAL
                              DEVELOPMENTS LIMITED







                      -----------------------------------

                              FOURTH SUPPLEMENTAL

                                   DEED POLL

                                  relating to

        US$100,000,000 Secured Redeemable Exchangeable Bonds Due 2006 to 2007 for Ordinary Shares of Par Value HK$0.25 Each of PCCW Limited


                      -----------------------------------

1

THIS FOURTH SUPPLEMENTAL DEED POLL is entered into as a deed this day of 3rd March 2004.

BY:

PACIFIC CENTURY REGIONAL DEVELOPMENT LIMITED, a company incorporated under the laws of Singapore and whose registered office is at 6 Battery Road, #38-02, Singapore 049909 (the "Issuer").

WHEREAS:

(A) The Issuer executed a deed poll dated 15 January 2002 relating to US$100,000,000 secured redeemable exchangeable bonds due 2006 to 2007 exchangeable for ordinary shares of Pacific Century CyberWorks Limited as amended and supplemented by a Supplemental Deed Poll dated 28 October 2002, a Second Supplemental Deed Poll dated 11 June 2003 and a Third Supplemental Deed Poll dated 24 November 2003 (collectively, the "Original Deed Poll").

(B) The purpose of this Supplemental Deed Poll is to amend the Original Deed Poll (and this Supplemental Deed Poll is accordingly supplemental to the Original Deed Poll).

(C) Intel Capital Corporation ("ICC") holds 100 per cent in aggregate principal amount of the outstanding Bonds, has consented to the amendments to the Original Deed Poll contained in this Supplemental Deed Poll and is executing this Supplemental Deed Poll under hand (which the Issuer acknowledges is sufficient for all purposes) to evidence that consent as contemplated by Condition 16 of the Original Deed Poll. The Issuer acknowledges that ICC is the holder of 100 per cent in aggregate principal amount of the outstanding Bonds and the Issuer has accordingly declined to set a record date for the purposes of determining the holders of outstanding Bonds entitled to give consent to an amendment to the Original Deed Poll.


NOW THIS SUPPLEMENTAL DEED POLL WITNESSES AND DECLARES AS FOLLOWS:

1.     DEFINITIONS AND INTERPRETATION

1.1 For all purposes of this Supplemental Deed Poll (including the recitals):

       (a) capitalised terms used and not otherwise defined herein shall have the meanings as defined in the Original Deed Poll, as such defined terms may be amended, modified or supplemented from time to time, in accordance with the terms thereof; and

       (b) the principles of construction and rules of interpretation set forth in clause 1 of the Original Deed Poll shall apply.

1.2 Effective Time means the "Effective Time" as described in the novation agreements referred to in clause 2 below.

2.     AMENDMENT OF THE ORIGINAL DEED POLL

       With effect from the Effective Time, the Deed Poll shall be amended as follows:

       (a) The existing definition of "Securities Lending Agreement" in the Conditions shall be amended by adding at the end of such definition after the word "Issuer" the words "as novated by a novation agreement dated February 2004 made between the Subscriber, the Issuer and the Purchaser named therein".

       (b) The existing definition of "Security Agreement" in the Conditions shall be amended by adding at the end of such definition after the word "trustee" the words "as novated by a novation agreement dated February 2004 made between the Issuer, the Subscriber, Intel Pacific, Inc., the Purchaser named therein and the New Trustee named therein as new security trustee".

       (c) The existing definition of "Calculation Agency Agreement" in the Conditions shall be amended by substituting the words "Intel Capital Corporation" with the words "the Bondholder named therein".

       (d) The existing definition of "Share Charge Agreement" in the Conditions shall be amended by adding at the end of such definition after the word "trustee" the words "as amended by a novation agreement dated February 2004 made between the Issuer, the Subscriber, Intel Pacific, Inc., the Purchaser named therein and the New Trustee named therein and pursuant to which the New Trustee named therein is appointed as new security trustee".

       (e) The words "and calculated in accordance with the internal policies of Intel Corporation provided that the same are reasonable and not materially different from industry practice" shall be deleted from the 5th to 7th lines of the first paragraph of Condition 15 of the Deed Poll.

3.     MISCELLANEOUS

3.1 The provisions of clause 8 of the Original Deed Poll shall apply to this Supplemental Deed Poll, mutatis mutandis.

3.2 The Issuer undertakes to stamp this Supplemental Deed Poll in Singapore and to enclose a memorandum of this Supplemental Deed Poll on the Original Deed Poll and shall on request provide a copy of the Original Deed Poll, with such endorsement, certified to be a true copy by a director of the Issuer or by its solicitors, to ICC and/or to any future Bondholder making such request.

3.3 Save as otherwise provided herein, all the terms and conditions contained in the Original Deed Poll shall continue in full force and effect and the Original Deed Poll and this Supplemental Deed Poll shall hereafter be read and construed as one instrument. In the event of conflict between the Original Deed Poll and this Supplemental Deed Poll, this Supplemental Deed Poll shall prevail.


4.     SEVERANCE

       If any provision of this Supplemental Deed Poll is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Supplemental Deed Poll and the remaining provisions of this Supplemental Deed Poll shall remain in full force and effect. This Supplemental Deed Poll shall, however, thereafter be amended in such reasonable manner as may be considered appropriate so as to achieve, without illegality, the intention of the Issuer and ICC with respect to that severed provision.

IN WITNESS whereof this Supplemental Deed Poll has been duly executed and delivered as a deed poll the day and year first above written.


The common seal of           )
Pacific Century              )
Regional Developments Limited)
was hereunto affixed         )
in the presence of:          )

                                                    ----------------------------


                                                    ----------------------------
                                                    Director



                                                    ----------------------------
                                                    Director/Secretary



and has been executed under hand by ICC in its capacity as Bondholder to evidence its consent as contemplated above:


INTEL CAPITAL CORPORATION




By:
       -----------------------------------

Name:
       -----------------------------------

Title:
       -----------------------------------




                SIGNATURE PAGE FOR FOURTH SUPPLEMENTAL DEED POLL
           RELATING TO US$100,000,000 SECURED REDEEMABLE EXCHANGEABLE
                       BONDS DUE 2006 TO 2007 ISSUED BY
                 PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED